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                                                                     Exhibit 5.1


                      [Letterhead of Dewey Ballantine LLP]


                                                     June 17, 1999


Omnicare, Inc.
100 East RiverCenter Blvd., Suite 1600
Covington, Kentucky  41011

Ladies and Gentlemen:

          We have acted as special counsel to Omnicare, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company under the Securities Act of 1933 (the "Act"), for the purpose of registering under the Act up to 85,243 shares (the "Shares") of the Company's common stock, par value $1.00 per share, proposed to be issued in connection with the merger (the "Merger") between CompScript-Boca, Inc. ("CompScript-Boca") and Boca Acquisition Corp. ("Mergeco"), contemplated by the Plan of Merger, dated as of June 17, 1999 (the "Plan of Merger") attached as Appendix A to the Prospectus included in the Registration Statement. CompScript-Boca is a Florida corporation and a 92% owned subsidiary of CompScript, Inc. ("CompScript"), Mergeco is a Florida corporation and a wholly owned subsidiary of CompScript, and CompScript is a Florida corporation and a wholly owned subsidiary of the Company.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates and other documents as we deemed necessary or advisable for the purpose of expressing the opinion contained herein, including, without limitation, the following: the Restated Certificate of Incorporation of the Company, as amended, the Amended Bylaws of the Company, the Registration Statement and resolutions adopted by the Executive Committee of the Board of Directors of the Company. With respect to all of the documents reviewed, we have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

          We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.




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          Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms and conditions of the Plan of Merger, will be validly issued, fully paid and nonassessable.

          This opinion is rendered solely to you in connection with the above matter, and may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.



                                              Very truly yours,



                                              /s/ Dewey Ballantine LLP